Boston Therapeutics Signs Clinical Trial Agreement With Prestigious Joslin Diabetes Center for Phase III Study of BTI-320

360 Patients to Be Enrolled in Phase III Study at 10 Sites in Four Countries; BTI-320, a Non-Systemic Chewable Tablet, Represents a New Generation of Alpha Glycosidase Inhibitors

MANCHESTER, NH -- (Marketwired - September 22, 2014) - Boston Therapeutics, Inc. (OTCQB: BTHE) ("Boston Therapeutics" or "the Company"), a developer of complex carbohydrate therapeutics to treat diabetes, has signed a clinical trial agreement with the prestigious Joslin Diabetes Center in Boston to be a site for a Phase III study of BTI-320, a new generation of alpha glucosidase inhibitors designed to reduce the elevation of post-meal blood glucose by blocking the action of carbohydrate-hydrolyzing enzymes.

The Joslin Diabetes Center will serve as the lead clinic for the Phase III study, which is scheduled to commence in 2015. George L. King, M.D. from Joslin will be principal investigator for the site. The Phase III trial will have additional sites in the U.S. and internationally. The trial's primary endpoints will be the evaluation of the effect of BTI-320 on HbA1c, after-meal blood glucose, and fasting plasma glucose. It will be evaluated in conjunction with current treatments such as metformin, thiazolidinedione and/or long-acting insulin analog on glycemic control in patients with Type 2 diabetes. HbA1c, also known as glycated hemoglobin, is a form of hemoglobin that is measured primarily to identify the average plasma glucose concentration over prolonged periods of time. A secondary endpoint will be the measurement of after-meal blood glucose. Thirty patients are expected to be enrolled at the Joslin trial site in Boston. Approximately 360 patients in total are expected to be enrolled in the trial. The trial is expected to run for approximately 24 weeks.

"Signing this agreement represents a significant step before the start of our Phase III trial for BTI-320 in Type 2 diabetes," said David Platt, Ph.D., Chief Executive Officer of Boston Therapeutics. "We believe this trial will provide us with further crucial data regarding the efficacy of BTI-320 in a patient population that is in need of better treatments. We are especially pleased that Dr. King will serve as principal investigator at the prestigious Joslin Diabetes Center. We look forward to initiating the study, recruiting patients and reporting on these milestones as they are completed."

Previously, the Company reported positive results from its Phase II clinical trial evaluating the safety and efficacy of BTI-320. Forty-five percent of patients responded with a 40 percent reduction of post-meal glucose in the blood compared to baseline in a dose-dependent manner. There were no serious adverse events.

About BTI-320

BTI-320, a new generation of alpha glucosidase inhibitor, is a non-systemic chewable complex carbohydrate-based compound designed to reduce post-meal elevation of blood glucose. BTI-320 is a proprietary polysaccharide designed to be taken before meals and works in the gastrointestinal tract to block the action of carbohydrate-hydrolyzing enzymes that break down carbohydrates into glucose and release it into the bloodstream.

About Joslin Diabetes Center

Joslin Diabetes Center, located in Boston, Massachusetts, is the world's largest and most prestigious diabetes research and clinical care organization. Joslin is dedicated to ensuring that people with diabetes live long, healthy lives and offers real hope and progress toward diabetes prevention and a cure. Joslin is an independent, nonprofit institution affiliated with Harvard Medical School.

About Boston Therapeutics, Inc.

Boston Therapeutics, headquartered in Manchester, NH, (OTCQB: BTHE) is an innovator in designing compounds using complex carbohydrate chemistry. The company's product pipeline is focused on developing and commercializing therapeutic molecules that address diabetes and inflammatory diseases, including: BTI-320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose elevation, and IPOXYN, an injectable anti-necrosis drug designed initially to treat lower limb ischemia associated with diabetes. The company also produces and sells SUGARDOWN®, a non-systemic complex carbohydrate-based dietary food supplement designed to support healthy blood glucose. More information is available at www.bostonti.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as "may," "estimate," "could," "expect" and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding the clinical trials are subject to factors beyond our control and provide no assurance of FDA approval of any of our future drug development plans. Our clinical trials may not produce positive results in a timely fashion, if at all, and any necessary changes during the course of the trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing, which would affect our estimates regarding timing, and we may not be able to achieve the desired results. Any significant delays or unanticipated costs in any subsequent drug trial could delay obtaining meaningful results from Phase II studies and/or preparing for Phase III studies with the current cash on hand.

Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse effect on our ability to achieve revenues from our approved products. Plans regarding development, approval and marketing of any of our compounds, including BTI-320, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. We have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be affected by our ability to manage costs and finance our continuing operations. For a discussion of additional risk and other factors affecting our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements, and actual results may differ materially from the results anticipated in our forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

© Boston Therapeutics, Inc. All rights reserved.

Contact:

Boston Therapeutics, Inc.
Anthony Squeglia
Chief Financial Officer
Phone: 603-935-9799
Email: anthony.squeglia@bostonti.com
www.bostonti.com